Exhibit 99.1

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

September 4, 2026

The Board of Directors of LivePerson, Inc.

530 7th Avenue

Floor M1

New York, NY 10018

RE:	Registration Statement on Form S-4 (the “Registration Statement”) of SoundHound AI, Inc. (“SoundHound”).

Dear Members of the Board:

Reference is made to our opinion letter (“opinion”), dated April 21, 2026, to the Board of Directors (the “Board”) of LivePerson, Inc. (“LivePerson”). We understand that LivePerson has determined to include our opinion in the Proxy Statement of LivePerson / Prospectus of SoundHound (the “Proxy Statement/Prospectus”) included in the registration statement on Form S-4 (File No. 333- 296284) (the “Prior Registration Statement”), initially filed by SoundHound on May 27, 2026, amended on July 2, 2026 and July 8, 2026, and declared effective by the Securities and Exchange Commission on July 9, 2026. We also understand that the contents of the Prior Registration Statement, including the exhibits thereto, are to be incorporated by reference into the Registration Statement.

Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Prior Registration Statement and its incorporation by reference into the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the following captions of the Proxy Statement/Prospectus: “SUMMARY – Opinion of LivePerson’s Financial Advisor,” “THE MERGERS — Background of the Mergers,” “THE MERGERS — Recommendation of the LivePerson Board of Directors; LivePerson’s Reasons for the Mergers,” and “THE MERGERS — Opinion of LivePerson’s Financial Advisor” and to the inclusion of our opinion as Annex B to the Proxy Statement/Prospectus included in the Prior Registration Statement and its incorporation by reference into the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.